Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference of our reports, dated May 24, 2012, on the financial statements and financial highlights of Pioneer Absolute Return Credit Fund and Pioneer Multi-Asset Ultrashort Income Fund (formerly, Pioneer Multi-Asset Floating Rate Fund)(two of the series constituting Pioneer Series Trust X) included in the Annual Reports to the Shareowners for the year ended March 31, 2012 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 29 to the Registration Statement (Form N-1A, No. 333-89354) of Pioneer Series Trust X.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 25, 2013